Exhibit 99.1

ENERGY FOCUS, INC. REPORTS FOURTH QUARTER AND YEAR 2012 RESULTS

SOLON, Ohio, March 27, 2013 -- Energy Focus, Inc. (OTC: EFOI) today announced financial results for the fourth quarter and year ended December 31, 2012.

Financial results for the fourth quarter of 2012 include the following:

●	Net sales were $9.0 million compared to $6.1 million for the fourth quarter of 2011, a 48 percent increase.
●	Gross margins were 20.0 percent of net sales compared to 20.6 percent of net sales for the fourth quarter of 2011.
●

A net loss of $2.0 million, including $0.7 million non-cash loss on impairment, compared to a net loss $0.6 million in the fourth quarter of 2011. 2011’s net loss included $0.4 million non-cash gain on change in estimate of contingent liabilities compared to $0.1 million non-cash gain in 2012.

Net sales increased $2.9 million, or 48 percent, during the fourth quarter of 2012 as compared to the prior year’s fourth quarter primarily as a result of $3.2 million higher sales from our SRC solutions business. Net sales increased $0.8 million in LED products in the pool and commercial business, but decreased $1.1 million in our government products and R&D services business. This decrease was the result of 2011’s $1.6 million billing for supporting the qualification of U.S. Navy’s products under the $23 million Navy supply contract awarded in August 2011.

Operating expenses for the fourth quarter of 2012 increased $2.1 million from the prior year as a result of $1.0 million of non-cash charges related to the loss on impairment and the change in estimate of contingent liabilities. Additionally, cost recovery benefits in 2012 included in research and development and sales and marketing were $0.8 million lower than 2011 as a result of lower R&D service billings.

Financial results for the year of 2012 include the following:

●	Net sales were $29.8 million for 2012 compared to $25.8 million for 2011, a 16 percent increase.
●	Gross margins were 20.9 percent of net sales compared to 20.1 percent of net sales in 2011.
●

Operating expenses increased $0.9 million from 2011, and included a $0.7 million non-cash loss on impairment as well as a $0.1 million non-cash gain on change in estimate of contingent liabilities compared to $0.4 million non-cash gain in 2011.

●	A net loss of $5.7 million, which includes non-cash items, improved from the prior year’s loss of $6.1 million.

Net sales increased $4.1 million in 2012 primarily as a result of a $3.0 million increase in LED products in the pool and commercial business, as well as a $1.0 million increase in sales from our SRC solutions business.

Joe Kaveski, Chief Executive Officer, commented, “We are encouraged with our growth as sales increased 13 percent sequentially from the third quarter of 2012, and 48 percent from the prior year’s fourth quarter. In our fourth quarter we introduced our new multi-LED tube lamp. This LED lamp is designed to replace linear fluorescent lamps and is best-in-class, achieving 118 lumens per watt. Furthermore, we are optimistic about our solutions business. SRC’s proposal pipeline has significantly increased year over year, a portion of which is due to increased activity of Energy Savings Performance Contracting within the U.S. Government sector.

Mr. Kaveski continued, “In 2012, the pending sequester with the U.S. government did delay Navy orders under our $23 million contract. However, we are receiving additional orders outside of the contract. Furthermore, we are also pleased to announce that our Solon, Ohio manufacturing facility recently became ISO 9001 certified.”

The Company expects approximately $5.5 million to $6 million of sales for the first quarter of 2013.

Energy Focus, Inc. will host a conference call and webcast on Wednesday, March 27, 2013, at 4:30 p.m. EDT (1:30 p.m. PDT) to review the fourth quarter and year-end 2012 financial results, followed by a Q & A session. The webcast can be accessed under the investor section of our website at www.energyfocusinc.com or directly at http://tinyurl.com/crzl5g4. The call can be accessed by dialing 888-389-5988 (US and Canada) or 719-457-2648 (International/Local). The conference ID number is 8802742. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins.

A recording of the conference call will be available shortly after the conclusion of the call through the investor relations section of the Company’s web site and will remain available for 90 days.

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For more information about potential factors that could affect the financial results of Energy Focus, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

About Energy Focus, Inc.

Energy Focus, Inc. is a leading provider of energy efficient LED lighting products, turnkey energy efficient lighting solutions and a developer of energy efficient lighting technology. Our solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the U.S. Navy fleet.

Customers include national, state and local U.S. government agencies as well as Fortune 500 companies, the U.S. Navy, swimming pool builders and many others. Company headquarters are located in Solon, OH, with additional offices in Nashville, TN, Pleasanton, CA, and the United Kingdom. For more information, see our web site at www.energyfocusinc.com.

Media Contact:

Energy Focus, Inc.

Public Relations Office

(440) 715-1295

pr@energyfocusinc.com

Investor Contact:

Brion Tanous

CleanTech IR, Inc.

(310) 541-6824

btanous@cleantech-ir.com

ENERGY FOCUS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands except share and per share amounts)

	December 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$1,181	$2,136
Trade accounts receivable less allowances of $265 and $447, respectively	5,319	2,738
Retainage receivable	634	474
Inventories, net	2,581	2,429
Costs in excess of billings	99	171
Prepaid and other current assets	1,012	881
Total current assets	10,826	8,829

Property and equipment, net	1,800	2,105
Goodwill	-	672
Intangible assets, net	608	1,027
Collateralized assets	1,000	1,000
Other assets	119	145
Total assets	$14,353	$13,778

LIABILITIES
Current liabilities:
Accounts payable	$5,879	$5,653
Accrued liabilities	2,265	1,995
Deferred revenue	751	1,373
Billings in excess of costs	464	154
Credit line borrowings	1,590	701
Current maturities of long-term debt	756	855
Total current liabilities	11,705	10,731

Other liabilities	30	71
Acquisition-related contingent liabilities	-	553
Long-term debt	1,793	955
Total liabilities	13,528	12,310

SHAREHOLDERS' EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 2,000,000 shares in 2012 and 2011
Issued and outstanding: no shares in 2012 and 2011	-	-
Common stock, par value $0.0001 per share:
Authorized: 100,000,000 shares in 2012, and 60,000,000 shares in 2011
Issued and outstanding: 44,698,650 in 2012 and 24,913,135 in 2011	4	1
Additional paid-in capital	80,985	75,962
Accumulated other comprehensive income	460	420
Accumulated deficit	(80,624)	(74,915)
Total shareholders' equity	825	1,468
Total liabilities and shareholders' equity	$14,353	$13,778

ENERGY FOCUS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011

Net sales	$8,959	$6,053	$29,837	$25,752
Cost of sales	7,170	4,804	23,600	20,581
Gross profit	1,789	1,249	6,237	5,171

Operating expenses:
Research and development	281	(371)	368	(515)
Sales and marketing	1,612	1,105	5,696	6,200
General and administrative	1,167	1,228	4,646	5,062
Loss on impairment	672	-	672	-
Valuation of equity instruments	-	-	-	56
Change in estimate of contingent liabilities	(102)	(411)	(102)	(411)
Total operating expenses	3,630	1,551	11,280	10,392
Loss from operations	(1,841)	(302)	(5,043)	(5,221)

Other income (expense):
Interest income	1	1	2	4
Interest expense	(123)	(280)	(511)	(861)
Other (expense) income	(59)	(44)	(157)	21

Loss before income taxes	(2,022)	(625)	(5,709)	(6,057)

Benefit from income taxes	8	15	-	2

Net loss	$(2,014)	$(610)	$(5,709)	$(6,055)

Net loss per share - basic and diluted	$(0.05)	$(0.02)	$(0.14)	$(0.25)

Shares used in computing net loss per share -
basic and diluted	44,542	24,845	41,322	24,669